Exhibit 10.1

ALLOCATION AGREEMENT

This Allocation Agreement (the “Allocation Agreement”) is entered into as of the 31stday of May, 2024 (the “Effective Date”) by and between MicroStrategy Incorporated (“MicroStrategy,” together with its worldwide subsidiaries, the “Company”) and Michael J. Saylor (“Saylor”) (together, the “Parties”).

WHEREAS, MicroStrategy and Saylor are defendants in the action captioned District of Columbia and Tributum, LLC v. Michael J. Saylor and MicroStrategy, Inc., currently pending in the Superior Court of the District of Columbia (the “Litigation”);

WHEREAS, the amended complaint in the Litigation alleges that Saylor failed to pay income taxes allegedly owed to the District of Columbia. The amended complaint further alleges that MicroStrategy facilitated Saylor’s alleged scheme in violation of the District of Columbia False Claims Act;

WHEREAS, on April 11, 2024, the Board of Directors of MicroStrategy (the “Board”) established a special committee of the Board consisting of Stephen X. Graham and Leslie Rechan (the “Litigation Special Committee”);

WHEREAS, the Board delegated to the Litigation Special Committee all powers, rights, authority, and functions of the Board necessary or appropriate to represent MicroStrategy in the Litigation, and to negotiate and approve any settlement of the Litigation, including any settlement payments;

WHEREAS, the District of Columbia, by and through its Office of the Attorney General (“OAG”), MicroStrategy and Mr. Saylor have reached an agreement in principle to settle the Litigation for a payment in the aggregate amount of $40 million (the “Settlement”);

WHEREAS, OAG, MicroStrategy and Mr. Saylor have negotiated the form of consent order attached hereto as Exhibit A memorializing the Settlement;

WHEREAS, Mr. Saylor and MicroStrategy have reached an agreement whereby Mr. Saylor will pay any attorneys’ fees, costs, and expenses that are agreed to with Tributum, LLC (“Tributum”) and/or its counsel or that are ordered by the Court to be paid to Tributum and/or its counsel in connection with the Litigation (the “Fee Payment”);

WHEREAS, MicroStrategy and Saylor wish to memorialize their respective allocations of the Settlement and Fee Payment.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, MicroStrategy and Saylor agree as follows:

1.
Saylor will pay $40 million in connection with the Settlement and the full amount of the Fee Payment.

2.
The Company will pay $0 in connection with the Settlement and $0 in connection with the Fee Payment.

3.
Neither Saylor nor the Company will seek any reimbursement from each other for the amounts set forth in paragraphs 1 and 2 of this Allocation Agreement or for any other fees, costs, or expenses in connection with the Litigation, including without limitation, by way of advancement, indemnification, contribution or otherwise.

4.
If for any reason a court of competent jurisdiction rejects or otherwise sets aside or materially modifies the Settlement, this Allocation Agreement shall be considered void ab initio and shall have no force and effect.

IN WITNESS WHEREOF, the Parties have executed this Allocation Agreement effective as of the Effective Date.

MICROSTRATEGY INCORPORATED

on behalf of itself and its worldwide subsidiaries

/s/ Ming Shao
By: Ming Shao
Title: Senior Executive Vice President & General Counsel

/s/ Michael J. Saylor
Michael J. Saylor